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                                                                     Exhibit 5.1


                        [Letterhead of Kaye Scholer LLP]




                                                                   July 17, 2001




Geneva Steel Holdings Corp.
10 South Geneva Road
Vineyard, Utah 84058


        Re:   Geneva Steel Holdings Corp.
              Registration Statement on Form S-1


Ladies and Gentlemen:


        We have acted as counsel to Geneva Steel Holdings Corp., a Delaware corporation (the "Company"), in connection with the registration of resales of
(i) 2,728,440 outstanding shares of Common Stock of the Company (the "Shares") and (ii) 673,248 shares of Common Stock of the Company that are subject to issuance upon the exercise of certain outstanding stock purchase options (the "Option Shares"), as described in the Company's Registration Statement on Form S-1 to which this opinion is attached as Exhibit 5.1 ("Registration Statement").


        This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

        In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rending this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as copies. As to various questions of fact material to our opinion, we have relied on the representations of the Company.

        Based on the foregoing, we are of the opinion that (i) the Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) the Option Shares are duly authorized and, when issued and delivered upon exercise of the Options in accordance with the provisions of the Options and the Company's 2000 Stock Option Plan (the "Plan") against payment of the exercise price therefor as provided in the Options and the Plan, will be validly issued, fully paid and nonassessable.



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        Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinions as to any other laws, statues, rules or regulations.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters."

        This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                       Very truly yours,



                                       /s/ Kaye Scholer LLP





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